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                                  EXHIBIT 99.1


     On June 20, 1996, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                             Contact:    Donald H. Stevens
- ----------------------
                                                                Laura M. Burford
                                                                  (303) 572-3900
                 BARRETT OFFERING PRICED AT $26.375 PER SHARE


     DENVER, COLO., JUNE 20, 1996 -- Barrett Resources Corporation (NYSE: BRR) announced today the public offering of 4.8 million shares of common stock at $26.375 per share. The offering is being managed by Goldman, Sachs & Co., Salomon Brothers Inc, Howard, Weil, Labouisse, Friedrichs Incorporated, and Petrie Parkman & Co., Inc. The shares are being offered concurrently in the United States and internationally. The Company has granted the underwriters an option to purchase up to an additional 600,000 shares to cover over-allotments, if any.

The net proceeds to the Company, which are anticipated to be approximately $120 million, will provide equity capital with which the Company will reduce its outstanding debt to facilitate drilling and other activities.

Copies of the prospectus relating to the offering may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, (212) 902-1000.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that also is involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado and Wyoming and the Mid-Continent area of Kansas and Oklahoma.

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